As filed with the Securities and Exchange Commission on June 10, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IDENTIVE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0444317
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1900-B Carnegie Avenue

Santa Ana, California 92705

(Address of Principal Executive Offices)(Zip Code)

Identive Group, Inc. 2011 Employee Stock Purchase Plan

Identive Group, Inc. 2011 Incentive Compensation Plan

(Full title of the plan)

Lawrence W. Midland

Executive Vice President

1900-B Carnegie Avenue

Santa Ana, California 92705

(Name and address of agent for service)

(949) 250-8888

(Telephone number, including area code, of agent for service)

Copies to:

Barbara A. Jones, Esq.

Greenberg Traurig, LLP

One International Place

Boston, MA 02110

Facsimile: (617) 897-0954

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (5)	Proposed maximum aggregate offering price (6)	Amount of registration fee
Common Stock, $0.001 par value per share (1)	2,000,000 (3)	$2.38	$4,760,000	$552.64
Common Stock, $0.001 par value per share (1)	8,539,961 (4)	$2.38	$20,325,107	$2,359.74
Common Stock, $0.001 par value per share (1)	20,000 (5)	$2.36	$47,200	$5.48
Total:	10,559,961		$25,132,307	$2,917.86

(1)	This Registration Statement also relates to the rights to purchase shares of Series A Participating Preferred Stock, par value $0.001 per share, of the Registrant, which are attached to all shares of Common Stock issued, pursuant to the terms of the Registrant’s Preferred Stock Rights Agreement, dated November 8, 2002, as amended. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock. Because no separate consideration is paid for the rights, the registration fee therefor is included in the fee for the Common Stock.
(2)	In accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional securities issuable by reason of any stock dividend, stock split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of the Registrant.
(3)	Represents shares of Common Stock reserved for issuance under the 2011 Employee Stock Purchase Plan.
(4)	The maximum number of shares of Common Stock reserved and available for issuance under the 2011 Incentive Compensation Plan includes (i) 3,980,000 shares, plus (ii) up to 4,559,961 shares of Common Stock that were previously available for grant under the Registrant’s 2007 Stock Option Plan and the Registrant’s 2010 Bonus and Incentive Plan and now available for grant under the 2011 Incentive Compensation Plan.
(5)	Represents shares of Common Stock reserved for issuance upon exercise of outstanding stock options under the 2011 Incentive Compensation Plan.
(6)	Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act based on the average of the high and low sale prices of the Registrant’s Common Stock as reported on The NASDAQ Global Market on June 6, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated by reference in this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(b) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above;

(c) the description of the rights to purchase shares of our Series A Participating Preferred Stock contained in our Registration Statement on Form 8-A filed with the Commission on November 14, 2002, including any amendment or report filed for the purpose of updating such description; and

(d) the description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on September 5, 1997 (which incorporates the Registrant’s Description of Capital Stock included in the Registrant’s 424(b)(4) prospectus, File No. 333-29073, as filed with the Commission on October 7, 1997), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to Section 145(a) of the Delaware General Corporation Law, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of our company or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Pursuant to Section 145(b) of the Delaware General Corporation Law, the power to indemnify also applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), we shall not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the Delaware General Corporation Law applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our amended and restated certificate of incorporation, as amended, provides that our directors shall not be liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. In addition, our amended and restated certificate of incorporation, as amended, provides that we shall indemnify our directors to the fullest extent permitted by the laws of the State of Delaware.

Our directors and officers are covered by insurance policies maintained by us against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, we have entered into indemnification agreements with each of our directors that provide for indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

The indemnification provisions contained in our amended and restated certificate of incorporation, as amended, and our amended and restated by-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

The foregoing is only a general summary of certain aspects of Delaware law and our amended and restated certificate of incorporation and amended and restated by-laws dealing with indemnification of directors and officers, and does purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the Delaware General Corporation Law and our amended and restated certificate of incorporation and our amended and restated by-laws.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, State of California, on June 10, 2011.

IDENTIVE GROUP, INC.

By:	/s/ Melvin Denton-Thompson
Melvin Denton-Thompson
Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ayman S. Ashour and Melvin Denton-Thompson, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ayman S. Ashour	Chief Executive Officer and Chairman of the Board (Principal Executive Officer and Director)	June 10, 2011
Ayman S. Ashour

/s/ Melvin Denton-Thompson	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 10, 2011
Melvin Denton-Thompson

/s/ Lawrence W. Midland	Executive Vice President and Director	June 10, 2011
Lawrence W. Midland

/s/ Steven Humphreys	Director	June 10, 2011
Steven Humphreys

/s/ Hans Liebler	Director	June 10, 2011
Hans Liebler

/s/ Simon Turner	Director	June 10, 2011
Simon Turner

/s/ Daniel S. Wenzel	Director	June 10, 2011
Daniel S. Wenzel

Director
Bernard C. Bailey

/s/ Phil Libin	Director	June 10, 2011
Phil Libin

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Specimen Registrant’s Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 (File No. 000-29440))

4.2	Form of Warrant Certificate issued in connection with the acquisition of Hirsch Electronics (Incorporated by reference to Exhibit 4.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (File No. 000-29440))

4.3	Form of Warrant issued in connection with Private Placement (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 15, 2010 (File No. 000-29440))

4.4	Preferred Stock Rights Agreement, dated as of November 8, 2002, between the Registrant and American Stock Transfer and Trust Company (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed on November 14, 2002 (File No. 000-29440))

4.5	First Amendment to Rights Agreement, dated as of December 10, 2008, between the Registrant and American Stock Transfer and Trust Company (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 11, 2008 (File No. 000-29440))

4.6	Second Amendment to Rights Agreement, dated as of November 16, 2009, between the Registrant and American Stock Transfer and Trust Company (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 16, 2009 (File No. 000-29440))

4.7	Third Amendment to Rights Agreement, dated as of November 15, 2010, between the Registrant and American Stock Transfer and Trust Company (Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on November 15, 2010 (File No. 000-29440))

5.1	Opinion of Greenberg Traurig, LLP

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

99.1	Identive Group, Inc. 2011 Incentive Compensation Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 7, 2011 (File No. 000-29440))

99.2	Identive Group, Inc. 2011 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 7, 2011 (File No. 000-29440))